EXHIBIT 4.10
                                                                    ------------

                     AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT



            THIS AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT (this "THIRD AMENDMENT"), dated as of March 13, 2002, by and between Quanta Services, Inc., a Delaware corporation (the "COMPANY"), and American Stock Transfer & Trust Company, as rights agent (the "RIGHTS AGENT").

            WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of March 8, 2000 (the "ORIGINAL RIGHTS AGREEMENT"); and

            WHEREAS, pursuant to Section 27 of the Original Rights Agreement, the Company and the Rights Agent have executed and entered into Amendment No. 1 to the Rights Agreement on December 1, 2001 (the "FIRST AMENDMENT") and Amendment No. 2 to the Rights Agreement on February 13, 2002 (the "SECOND AMENDMENT"; the Original Rights Agreement, as amended by the First Amendment and the Second Amendment, the "RIGHTS AGREEMENT"); and

            WHEREAS, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

            WHEREAS, the Special Committee of the Board of Directors, acting under the authority granted to such Special Committee in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, has determined that it is in the best interest of the Company and its shareholders to amend the Rights Agreement pursuant to Section 27 thereof as set forth below.

            NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

            1. Section 1 of the Rights Agreement is amended by deleting subsection (a) thereof and replacing it with the following:

               (a) "ACQUIRING PERSON" shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" no longer qualifies as an Exempt Person inadvertently or became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an "Acquiring Person" inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become



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        an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an "Acquiring Person"; (ii) if, as of the date hereof, any Person is, or prior to the earlier of notice or the first public announcement of the adoption of this Agreement, any Person becomes the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an "Acquiring Person" unless and until such time as such Person shall, after the earlier of notice of or the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or Series A Preferred Stock or pursuant to a split or subdivision of the outstanding Common Stock or Series A Preferred Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; (iii) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock or Series A Preferred Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or Series A Preferred Stock or pursuant to a split or subdivision of the outstanding Common Stock or Series A Preferred Stock), then such Person shall be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding; and (iv) no Person shall become an "Acquiring Person" as a result of the acquisition by such Person of shares of Common Stock and/or Series A Preferred Stock pursuant to a tender offer or exchange offer (the "OFFER") that meets all of the following conditions: (A) the Offer is for all of the outstanding shares of Common Stock and Series A Preferred Stock not already beneficially owned by such Person, (B) the same per share price and consideration is offered for all shares, and is paid upon consummation of the Offer for all tendered or exchanged shares, of Common Stock and Series A Preferred Stock (on an as converted basis) in the Offer, (C) immediately upon consummation of the Offer and without taking into account any subsequent offering period under Section 14d-11 of the General Rules and Regulations under the Exchange Act, such Person


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        beneficially owns shares of the Company's capital stock representing 75%
        or more of the voting power of the then outstanding shares of the Company's capital stock entitled to vote generally in the election of directors, and (D) on or prior to the date that the Offer is commenced within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act, such Person makes an irrevocable written commitment to the Company to consummate a transaction or series of transactions promptly upon completion of the Offer, pursuant to which all shares of Common Stock and Series A Preferred Stock not beneficially owned by such Person at the time of consummation of the Offer will be acquired at the same price, and for the same consideration, per share as paid in the Offer for shares of Common Stock and Series A Preferred
        Stock (on an as converted basis). For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as in effect on the date hereof.

            2. This Third Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

            3. This Third Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

            4. This Third Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            5. If any term, provision, covenant or restriction of this Third Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Third Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

            6. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

            7. In all respects not inconsistent with the terms and provisions of this Third Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Third Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


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            IN WITNESS WHEREOF, this Third Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.



                                        QUANTA SERVICES, INC.



                                        By:  /s/ Dana A. Gordon
                                           ------------------------------------
                                            Name:  Dana A. Gordon
                                            Title: VP - General Counsel



                                        AMERICAN STOCK TRANSFER & TRUST COMPANY



                                        By:  /s/ Herbert J. Lemmer
                                           -------------------------------------
                                            Name:  Herbert J. Lemmer
                                            Title: Vice President